Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Spencer Gallien	Date	September 8, 2016
Telephone	+1 847-507-3579	Email	spencer.gallien@fleishman.com

JLL Income Property Trust
Acquires Two Fully-Leased Warehouses in San Francisco Bay Area

Chicago (September 8, 2016) - JLL Income Property Trust, an institutionally-managed, daily valued perpetual life REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX), today announced the acquisition of Pinole Point Distribution Center which includes two Class-A, state-of-the-art warehouses in the Bay Area suburb of Richmond, California. The two warehouses combine for 477,000 square feet, and are 100 percent leased to Amazon and Williams-Sonoma with a weighted average lease term of 7.2 years.

The San Francisco Bay Area is the second most densely populated major American city with a population exceeding 7 million and representing more than 20 percent of California’s residents. This region is supported by a sophisticated trade infrastructure with three international airports and the nation’s fifth busiest container port. LaSalle’s Research and Strategy Team has identified the San Francisco Bay Area as a target warehouse market with significant supply constraints and strong rent growth potential. This market is a strong draw for tenants seeking to locate distribution and fulfillment centers near large urban populations enabling rapid delivery times.

The newly constructed Pinole Point Distribution Center offers two modern, well-designed warehouses with best-in-class features including generous loading and truck parking strategically located with convenient access to irreplaceable transportation infrastructure including major interstate highways, the Port of Oakland, Oakland International Airport and the entire San Francisco Bay Area.

“Acquiring high quality, state-of-the-art warehouses in select, primary transportation hubs continues to be a core component of our industrial investment strategy. These attributes are highly sought after, particularly in this market where modern buildings are in extremely short supply and warehouse vacancies are at 2 percent,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “This is our ninth industrial acquisition this year, and the 27th property investment we’ve made in the industrial sector representing an industrial sector investment of over $515 million.”

JLL Income Property Trust is a daily valued perpetual life real estate investment trust (REIT) that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.
###
About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing office, retail, industrial and apartment properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $58 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements.